MERIDIAN SPORTS INCORPORATED
                                             George Napier
                                             President
                                             Chief Executive Officer

                                                              January 12, 1996

Russell P. Kelley
214 Hunter Circle
Longview, Texas  75601

Dear Rusty:

                  Meridian Sports Incorporated (the "Company") considers it essential to the best interests of the Company, its stockholders and Skeeter Products, Inc. ("Skeeter") to foster the continuous employment of key management personnel. In this connection, the Company has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of certain employees of the Company, including yourself, to their assigned duties without distraction in the face of potentially disrupting circumstances arising from the possibility of a change in control of Skeeter ("Change in Control").

                  In order to induce you to remain in the employ of Skeeter, the Company agrees that you shall receive certain benefits set forth in this letter agreement (the "Agreement") in connection with a possible Change in Control of Skeeter (which is deemed to include the sale of all or substantially all of the assets of Skeeter).

                  1. Term of Agreement. This Agreement will commence on the date hereof and will continue in effect until the later of June 30, 1996 or six months after the date of a Change in Control.

                  2. Retention Payment. If you are employed by Skeeter (or its successor) on the date six months immediately following a Change in Control, then on such date you will receive a Retention Payment of $100,000. If the Company (or its successor) terminates your employment without cause prior to a date which is six months immediately following a Change in Control, then you will receive the Retention Payment on the date which is six months immediately following a Change in Control.

                  3. Severance Payments. In addition to the Retention Payment, if the Company (or its successor) terminates your employment without cause prior to or following a change in control, you will continue to receive the benefits to which you are entitled under your employment con-






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Russell P. Kelley
January 12, 1996
Page 2

tract. As you know, under your contract you will be entitled to receive your base salary and benefits for a period of 12 months after any termination without cause.

                  4. Other Considerations. The Retention Payment will not constitute salary or compensation for the purpose of any employee benefit plan maintained by the Company (or its successor). Nothing in this Agreement shall affect your rights under your employment agreement with Skeeter nor any right of the Company (or its successor), to discharge you at any time for any reason whatsoever, with or without cause.

                  If this letter sets forth our agreement on the subject matter hereof, kindly sign and return to the Company the enclosed copy of this letter, which will then constitute our agreement on this subject.

                                               Sincerely,

                                               MERIDIAN SPORTS INCORPORATED



                                               By: /s/ George Napier
                                                  -------------------------
                                                  George Napier
                                                  President

Accepted and agreed this
day of January , 1996.


- - -----------------------------
Russell P. Kelley